Exhibit 99.1

Contacts: Diamond Offshore Drilling Darren Daugherty Director, Investor Relations (281) 492-5370 GE Oil & Gas Lindsey Benton External Affairs Leader (832) 506-8974

Diamond Offshore and GE Oil & Gas Enter into Industry’s First

Performance-Based Subsea Blowout Preventer Service Agreement

●	First-of-its kind service agreement is a new model for offshore drilling industry

●	Diamond Offshore’s Pressure Control by the Hour™ model includes performance incentives to reduce downtime and improve system reliability for Diamond Offshore and its customers

●

Under the arrangement, GE Oil & Gas will provide “engageDrilling™ Services” for Blowout-preventer (BOP) systems on Diamond Offshore’s four 6th-Generation drillships, including management of maintenance, certification and reliability

●	BOP systems included in the arrangement will be owned by GE

HOUSTON, February 8, 2016 -- Diamond Offshore Drilling, Inc. (NYSE:DO) and GE Oil & Gas (NYSE:GE) today announced the offshore drilling industry’s first-of-its-kind contractual service agreement (CSA) that transfers full accountability for BOP performance to GE Oil & Gas. In this Pressure Control by the Hour™ model, Diamond Offshore will compensate GE Oil & Gas only when the BOP is available. This 10-year collaborative arrangement for GE’s engageDrilling™ Services showcases a new way of thinking to drive continuous improvement in deepwater drilling.

The arrangement will include GE purchasing the BOP systems aboard Diamond Offshore’s four drillships, currently located in the U.S. Gulf of Mexico, for a total of $210 million.

“Subsea equipment repair and maintenance is the single largest cause of nonproductive time across our industry, resulting in great expense to both drillers and operators,” said Marc Edwards, President and CEO of Diamond Offshore. “In today’s market, we have to make the economics of offshore drilling more competitive for our clients. The purpose of our new Pressure Control by the Hour service model is to incentivize all parties to prioritize equipment reliability and availability for the ultimate benefit of our customers.”

“To deliver a solution that improves drilling efficiency now and in the future, collaboration is essential,” said Lorenzo Simonelli, President and CEO, GE Oil & Gas. “We are changing the game by building the new blowout preventer service model for the industry. With improved control, maintenance and servicing of our equipment, we are putting skin in the game and guaranteeing performance.”

The GE Oil & Gas engageDrilling™ Services offering enhances BOP system availability by transferring the maintenance and service of pressure control equipment to GE Oil & Gas. This includes on-rig GE Oil & Gas personnel, management of parts, overhaul and repair, continuous certification, data monitoring, and management of change. This new arrangement is a performance-based alliance that leverages the scale of GE data, predictive analytics, insights and continuous certification, positioning GE as a long-term commercial, operational and technical partner.

Under the new service model, Diamond Offshore will begin capturing data through GE’s monitoring and analytics solutions. Over time, this will enable condition-based monitoring and maintenance, which will drive proactive decision-making and planning to address the requirements of industry standards for drilling systems. By transferring the maintenance and service of well control equipment to GE Oil & Gas, Diamond Offshore is simplifying operations and optimizing between well maintenance to reduce the frequency and duration of downtime.

“This is a key part of GE’s business strategy to collaborate with drilling contractors and operators to push the boundaries of our industry,” said Simonelli. “Our new CSA model addresses the current needs of drilling companies, and establishes the roadmap for smart, predictive, condition-based services and maintenance in our digital-industrial future.”

“We look forward to partnering with GE Oil & Gas to lead the way forward in our industry,” said Edwards. “By combining Diamond Offshore’s operational excellence with the guaranteed performance of GE’s BOPs, we are increasing our competitiveness in the market.”

About Diamond Offshore

Diamond Offshore is a leader in offshore drilling, providing contract drilling services to the energy industry around the globe. Additional information and access to the Company’s SEC filings are available at www.diamondoffshore.com. Diamond Offshore is owned 53% by Loews Corporation (NYSE: L).

About GE

GE (NYSE: GE) is the world’s Digital Industrial Company, transforming industry with software-defined machines and solutions that are connected, responsive and predictive. GE is organized around a global exchange of knowledge, the “GE Store,” through which each business shares and accesses the same technology, markets, structure and intellect. Each invention further fuels innovation and application across our industrial sectors. With people, services, technology and scale, GE delivers better outcomes for customers by speaking the language of industry. www.ge.com

About GE Oil & Gas

GE Oil & Gas is inventing the next industrial era in the oil and gas sector. In our labs and factories, and in the field, we constantly push the boundaries of technology to solve today’s toughest operational & commercial challenges. We have the skills, knowledge and technical expertise to bring together the physical and digital worlds to fuel the future. Follow @GE_OilandGas.

Forward-Looking Statements

Statements contained in this press release that are not historical facts are “forward-looking statements” within the meaning of the federal securities laws. Such statements include, but are not limited to, statements concerning expected results or benefits to be achieved from the contract and arrangement, timing of application to specific drilling units, expectations of future costs and performance and other statements that are not of historical fact. Forward-looking statements are inherently uncertain and subject to a variety of assumptions, risks and uncertainties that could cause actual results to differ materially from those anticipated or expected by management of the companies. A discussion of the important risk factors and other considerations that could materially impact these matters as well as the companies’ overall businesses and financial performances can be found in each company’s respective reports filed with the Securities and Exchange Commission, and readers of this press release are urged to review those reports carefully when considering these forward-looking statements. Copies of these reports are available through each company’s website. These risk factors for Diamond Offshore include, among others, risks associated with worldwide demand for drilling services, level of activity in the oil and gas industry, renewing or replacing expired or terminated contracts, contract cancellations and terminations, maintenance and realization of backlog, competition and industry fleet capacity, impairments and retirements, operating risks, regulatory initiatives and compliance with governmental regulations, casualty losses, and various other factors, many of which are beyond the Company’s control. Given these risk factors, investors and analysts should not place undue reliance on forward-looking statements. Each forward-looking statement speaks only as of the date of this press release. Diamond Offshore expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any forward-looking statement to reflect any change in the company’s expectations with regard thereto or any change in events, conditions or circumstances on which any forward-looking statement is based.

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